SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 24, 2016

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

739 Colony Palm Drive Boynton Beach, Florida	33436

 (Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2016, Event Cardio Group Inc., a Nevada corporation (the “Company”), entered into, and consummated a share exchange with the John Bentivoglio Family Trust and the Frank Sgro Family (2010) Trust, the shareholders of 2375757 Ontario Inc., pursuant to which it acquired all of the outstanding shares of 2375757 Ontario Inc. for a total of 2,812,500 shares of the Company’s common stock. 2375757 Ontario Inc. had previously acquired from John Bentivoglio, the Chairman and Chief Executive Officer of the Company, rights granted to him by the Company in 2014 to market and distribute the Company’s wireless cardiac monitoring device in Canada. Coupled with the acquisition of the rights granted to Nicholas Bozza, the Company has re-acquired all of the rights to market and distribute the Company’s wireless cardiac monitoring device in Canada.

Item 3.02 Unregistered Sales of Equity Securities.

On June 24, 2016, the Company issued 2,812,500 shares of the Company’s common stock to the John Bentivoglio Family Trust and the Frank Sgro Family (2010) Trust, in exchange for all of the outstanding shares of 2375757 Ontario Inc. The shares were issued pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act. The Company did not pay any sales commissions or broker fees in connection with the issuance of the shares. The certificates evidencing the shares were endorsed with a legend restricting their sale or other disposition without compliance with the registration requirements of the Securities Act or an exemption therefrom.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Share Exchange Agreement dated June 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2016

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer